Exhibit 99.1

Cocrystal Pharma Receives Health Canada Approval to Conduct Phase I Clinical Study for CC-31244 in Healthy and HCV-Infected Subjects

ATLANTA, GA and BOTHELL, WA – April 25, 2016 -- Cocrystal Pharma, Inc. (OTCQB: COCP), a company focused on developing novel antiviral therapeutics for human diseases, announced today that it has initiated a Phase Ia/Ib clinical study of CC-31244, a pan-genotypic, potent NS5B non-nucleoside inhibitor (NNI), for the treatment of chronic hepatitis C virus (HCV) infection. The study is currently enrolling subjects and has dosed the first subject with no serious adverse events reported.

“This trial is designed to assess safety and tolerability of CC-31244 in both healthy and HCV infected subjects as the primary endpoint”, said Douglas L. Mayers, M.D., Chief Medical Officer of the Company. “Based on the drug’s preclinical safety profile, drug resistance profile and low nanomolar in vitro potency, the goal is to determine the antiviral activity and safety of CC-31244 in humans.”

“I am delighted to see the first compound based on the Cocrystal Discovery Platform entering the clinic. As a potential best-in-class pan-genotypic NNI, CC-31244 could be used as an important component in an all oral, ultra-short HCV combination therapy,” added Dr. Sam Lee, President and co-inventor of this drug.

The multi-center, double-blind, randomized, placebo-controlled single ascending oral dose and multiple oral dose trial is designed to evaluate CC-31244’s safety/tolerability, pharmacokinetics including food effect and antiviral activity in up to 88 subjects. The study will include two groups: Group A (single ascending doses, and multiple doses in healthy volunteers), and Group B (multiple doses in HCV infected individuals). The dosing of Group B (HCV infected individuals) will be conducted following the safety and pharmacokinetic review of Group A (healthy volunteers).

About CC-31244

CC-31244, an investigational pan-genotypic NNI, was developed using the Company’s structure-based drug design technology and is aimed to deliver high drug levels to the liver of infected individuals to inhibit HCV replication.  Based on its favorable preclinical safety profile, potent in vitro pan-genotypic antiviral activity and pharmacokinetic characteristics, CC-31244 was selected for clinical development.

About Hepatitis C

Hepatitis C is a viral infection of the liver that according to The World Health Organization in 2013 affects over 150 million people worldwide.  The annual number of deaths due to Hepatitis C is estimated at 350,000 globally or nearly 1,000 per day. Most patients develop chronic infections, which can lead to fibrosis (scarring), cirrhosis, liver failure, and liver cancer.  The worldwide market for hepatitis C antiviral drugs was $13 billion in 2014 and is expected to grow to $15.5 billion by 2022.

About Cocrystal Pharma

Cocrystal is a pharmaceutical company seeking to discover novel antiviral therapeutics as treatments for serious and/or chronic viral diseases. Cocrystal employs unique technologies and Nobel Prize winning expertise to create first- and best-in-class antiviral drugs. These technologies, including our nucleoside chemistry expertise and market-focused approach to drug discovery are designed to efficiently deliver small molecule therapeutics that are safe, effective and convenient to administer. The company has identified promising, preclinical stage antiviral compounds for the unmet medical needs including hepatitis, influenza and norovirus infections. Cocrystal has previously received strategic investments from Teva Pharmaceuticals, OPKO Health (NYSE: OPK), Brace Pharmaceutical, LLC, and The Frost Group. For further information about Cocrystal, please refer to www.cocrystalpharma.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Cocrystal, they are forward-looking statements reflecting the current beliefs and expectations of management including statements regarding development plans for treatments related to Hepatitis C. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, performance or future results to differ significantly from what is expressed or implied by the forward-looking statements.  For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Cocrystal has made with the Securities and Exchange Commission.

Contact:

MDM Worldwide

David Zazoff

212-643-0417